Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2020

Ocala, FL…January 5, 2021 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings results for its fiscal year ended October 31, 2020. Sales for fiscal year 2020 were $41.6 million as compared to $46.3 million recorded in fiscal year 2019. Income from operations for fiscal year 2020, was $7.1 million versus $8.3 million in the same period a year ago. Net income after taxes was $5.9 million as compared to $8.8 million for the same period last year. In June 2019 the Company sold its former Pace retail sales center property located in Pace, Florida for total net proceeds of $1.1 million and in October 2019 the Company sold its interest in Walden Woods South for total net proceeds of $1.5 million. Diluted earnings per share for fiscal year 2020 were $1.64 per share compared to $2.32 per share last year.

For the fourth quarter of fiscal 2020, sales were up 22% to $13.2 million as compared to $10.8 million in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2020 was up 8% to $2.3 million versus $2.1 million in the same period last year. Net income after taxes was $1.8 million versus last year’s results of $2.9 million. Diluted earnings per share for the fourth quarter were $0.52 per share versus earnings of $0.79 per share last year.

Nobility’s financial position during fiscal year 2020 remained very strong with cash and cash equivalents, short term investments and certificates of deposit of $35.2 million and no outstanding debt. Working capital is $38.8 million and our ratio of current assets to current liabilities is 5.8:1. Stockholders’ equity is $50.9 million and the book value per share of common stock increased to $14.03.

Terry Trexler, President, stated, “The coronavirus (“COVID-19”) pandemic of 2020 has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns. Although we were deemed an essential business and never closed our manufacturing plant or retail sales centers, these measures had a negative impact on customer traffic (and corresponding sales) within our centers and the operations of our business partners. While our manufacturing operations have continued, an outbreak in our manufacturing facility would adversely impact our ability to produce new homes. There is considerable uncertainty regarding the impact, and expected duration, of such measures and potential future measures, which could cause disruptions to our business in the future. Since May of 2020 the Company has experienced unprecedented inflation in forest products, with little immediate relief in sight. The rapid increases have resulted in increases to our material costs. Hurricane Laura damaged some of the plants that supply the resin used in residential vinyl siding and PVC piping, causing shortages and price increases. The Company is monitoring these issues and has adjusted our selling prices accordingly to help offset the higher costs.

Nobility’s fourth quarter sales showed significant improvement from the first three quarters of fiscal year 2020. The current strong backlog of orders should produce a good fiscal 2021 first quarter, if COVID-19 and supply price increases can be controlled.

The demand for affordable manufactured housing in Florida has been adversely impacted by COVID-19 and actions taken in response thereto. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2019 through October 2020 were down approximately 16% from the same period last year. In addition, the lack of lenders in our industry, partly as a result of an increase in government regulations, still adversely affects our results by limiting many affordable manufactured housing buyers from purchasing homes.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2020 the Company celebrated its 53rd anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 30 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the coronavirus or other health pandemic, competitive pricing pressures at both the wholesale and retail levels, increasing material costs or availability of materials due to potential supply chain interruptions, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	October 31,	November 2,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,305,902	$22,533,965
Certificates of Deposit	4,602,307	10,153,575
Short-term investments	358,960	521,283
Accounts receivable - trade	790,046	1,351,838
Note receivable	35,997	83,231
Mortgage notes receivable	20,162	17,896
Income taxes receivable	105,676	—
Inventories	9,294,677	10,616,778
Pre-owned homes, net	441,937	331,103
Prepaid expenses and other current assets	1,014,849	1,217,762

Total current assets	46,970,513	46,827,431
Property, plant and equipment, net	5,142,714	5,005,644
Pre-owned homes, net	1,077,240	808,128
Note receivable, less current portion	6,573	43,769
Mortgage notes receivable, less current portion	227,509	232,148
Other investments	1,729,364	1,649,273
Deferred income taxes	3,598	80,405
Operating lease right of use assets	715,368	—
Cash surrender value of life insurance	3,795,902	3,617,974
Other assets	156,287	156,287

Total assets	$59,825,068	$58,421,059

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$928,095	$1,111,216
Accrued compensation	670,520	748,626
Accrued expenses and other current liabilities	1,383,833	2,055,952
Income taxes payable	—	2,016,132
Operating lease obligation	24,192	—
Customer deposits	5,098,633	3,022,818

Total current liabilities	8,105,273	8,954,744
Operating lease obligation, less current portion	778,519	—

Total liabilities	8,883,792	8,954,744

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,631,196 and 3,664,070 outstanding, respectively	536,491	536,491
Additional paid in capital	10,694,554	10,687,662
Retained earnings	57,976,051	55,298,750
Accumulated other comprehensive income	—	389,164
Less treasury stock at cost, 1,733,711 shares in 2020 and 1,700,837 shares in 2019	(18,265,820)	(17,445,752)

Total stockholders’ equity	50,941,276	49,466,315

Total liabilities and stockholders’ equity	$59,825,068	$58,421,059

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31,	Nov 2,	October 31,	Nov 2,
	2020	2019	2020	2019
Net sales	$13,165,543	$10,780,103	$41,612,307	$46,347,931
Cost of sales	(9,501,310)	(7,187,974)	(29,481,820)	(32,694,931)

Gross profit	3,664,233	3,592,129	12,130,487	13,653,000
Selling, general and administrative expenses	(1,397,696)	(1,492,146)	(4,984,318)	(5,352,319)

Operating income	2,266,537	2,099,983	7,146,169	8,300,681

Other income (loss):
Interest income	47,532	124,147	286,897	556,142
Undistributed earnings in joint venture - Majestic 21	18,966	17,552	80,091	78,107
Proceeds received under escrow arrangement	84,652	89,763	421,099	379,104
Market value of equity investment	3,645	1,510,000	(155,406)	1,510,000
Gain on sale of assets	—	—	32,041	880,129
Miscellaneous	25,690	41,652	58,194	75,366

Total other income	180,485	1,783,114	722,916	3,478,848

Income before provision for income taxes	2,447,022	3,883,097	7,869,085	11,779,529
Income tax expense	(573,607)	(971,312)	(1,885,387)	(2,969,109)

Net income	1,873,415	2,911,785	5,983,698	8,810,420
Other comprehensive income (loss)
Unrealized investment income net of tax effect	—	45,432	—	5,024

Comprehensive income	$1,873,415	$2,957,217	$5,983,698	$8,815,444

Weighted average number of shares outstanding:
Basic	3,631,196	3,666,790	3,638,592	3,803,400
Diluted	3,632,579	3,668,170	3,639,950	3,804,673
Net income per share:
Basic	$0.52	$0.79	$1.64	$2.32
Diluted	$0.52	$0.79	$1.64	$2.32